AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

AMONG

STRATEGIC ADVISERS LLC,

ARROWSTREET CAPITAL, LIMITED PARTNERSHIP

AND

FIDELITY RUTLAND SQUARE TRUST II

THIS AMENDED AND RESTATED AGREEMENT, made this 1st day of October, 2019 among Fidelity Rutland Square Trust II ("Trust"), a Delaware statutory trust, on behalf of Strategic Advisers International Fund (the "Fund"), Strategic Advisers LLC ("Adviser"), a Delaware limited liability company, and Arrowstreet Capital, Limited Partnership ("Sub-Adviser"), a Massachusetts limited partnership, amends and restates an Investment Sub-Advisory Agreement among the parties dated March 5, 2015.

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of I 940, as amended ("1940 Act");

WHEREAS, the Adviser and the Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

WHEREAS, the Trust has retained the Adviser to render investment advisory services to the Trust, on behalf of the Fund, pursuant to a Management Contract dated March, 5,2010, as may be amended from time to time ("Advisory Agreement"};

WHEREAS, the Advisory Agreement authorizes the Adviser to delegate to one or more other investment advisers any or all of the Adviser's duties and obligations under the Advisory Agreement; and

WHEREAS, the Trust and the Adviser wish to retain the Sub-Adviser to render certain investment advisory services to the Fund with respect to the portion of the Fund's assets allocated to the Sub-Adviser, as determined from time to time by the Adviser, and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Sub-Adviser and the Trust as follows:

1.

Appointment

The Trust and the Adviser hereby appoint the Sub-Adviser to act as investment sub-adviser to the Fund with respect to the portion of the Fund's assets allocated, from time to time, by the Adviser to the Sub-Adviser (the "Portfolio"), for the periods and on the terms set forth herein. The Sub-Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Section 7 of this Agreement.

2.

Services and Duties of Investment Sub-Adviser

Subject to the general supervision and oversight of the Adviser and the Board of Trustees of the Trust (the "Board"), the Sub-Adviser will:

(a)

  provide a program of continuous investment management for the Portfolio in accordance with the Fund's investment objective and policies as stated in the Fund's prospectus and statement of additional information filed with the Securities and Exchange Commission ("SEC") on Form N-1A, as amended and supplemented from time to time (the "Registration Statement"), and such other limitations as the Trust, the Fund, the Board or the Adviser may impose with respect to the Portfolio by prior written notice to the Sub-Adviser;

(b)

  invest and reinvest the assets of the Portfolio by selecting the securities, instruments, repurchase agreements, financial futures contracts, foreign exchange, options and other investments and techniques that the Fund may purchase, sell, enter into or use in respect of the Portfolio;

(c)  oversee the placement of purchase and sale orders on behalf of the Fund in respect of the Portfolio;

(d)  employ portfolio managers to make investment decisions in respect of the Portfolio;

(e)   subject to the understanding set forth in Section I 0(a)(l) of this Agreement, vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Portfolio may be invested in accordance with the Sub-Adviser's proxy voting policies and procedures and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of the Fund in respect of the Portfolio; and, as requested, provide information to the Trust, the Adviser or their designated agent in a manner that is sufficiently complete and timely to assist the Trust's compliance with its filing obligations under Rule 30bl-4 of the 1940 Act;

(f)   maintain books and records with respect to the Fund's securities transactions in respect of the Portfolio, in accordance with applicable laws, rules and regulations; and

(g)

  to the extent reasonably requested by the Adviser or officers of the Fund, cooperate with and provide reasonable assistance to the Adviser and the Trust's other service providers by (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Portfolio, (2) providing prompt responses to reasonable requests for information or assistance, and (3) establishing appropriate processes to promote the efficient exchange of information.

In providing those services, the Sub-Adviser will provide the Adviser and the Fund with an ongoing and continuous investment program in respect of the Portfolio. In addition, the Sub-Adviser will furnish the Adviser and/or the Fund with statistical information as the Adviser and/or the Fund may reasonably request with respect to the securities or other investments in which the assets of the Portfolio may be invested.

The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

(h)

  comply in all material respects with the sections applicable to the Sub-Adviser in its management of the Portfolio of (I) the 1940 Act and the Advisers Act and all rules and regulations thereunder and any other applicable federal and state laws and regulations, (2) the Sub-Adviser's compliance policies and procedures, (3) the rules and regulations of the Commodities Futures Trading Commission, (4) the Internal Revenue Code of 1986, as amended ("Code") with respect to the provisions enumerated in paragraph 2(i) below, (5) the investment objectives, strategies, policies, limitations and restrictions of the Fund, as they relate to the Portfolio described in the Registration Statement, (6) the Trust's Trust Instrument and (7) any written instructions of the Adviser or the Board, provided the Sub-Adviser has had sufficient opportunity to implement such instructions.

(i)

  manage the assets of the Portfolio in a manner that will enable the Fund to comply with the following requirements of the Code and regulations issued thereunder: section 851(b)(2) and section 851(b)(3) (and, if applicable, section 817(h)), it being understood that the Sub-Adviser's obligations in this regard will be fulfilled if it manages the Portfolio as though the Portfolio though the Portfolio, considered separately from the assets of the Fund, were a "regulated investment company" within the meaning of the Code; provided, however, that with respect to the I 0% voting securities test contained in section 851(b)(3)(A)(ii), the Sub-Adviser will comply with such requirements as the Trust, the Fund or the Adviser shall furnish to the Sub-Adviser from time to time;

(j)

  keep the Adviser and/or the Board informed of developments materially affecting the Fund's portfolio;

(k)

  make available to the Board, the Adviser, the Fund's Chief Compliance Officer ("CCO") and the Trust's administrator, promptly upon their request, such copies of its records with respect to the Fund as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by the Board or the Adviser, the Sub-Adviser will complete periodic or special questionnaires and furnish to the Board and/or the Adviser such periodic and special reports regarding the Fund and the Sub-Adviser including, but not limited to, reports concerning transactions and performance of the Portfolio, quarterly and annual compliance reports and certifications, reports regarding compliance with the Trust's procedures pursuant to Rules I 7e-1, 17a-7, I ot:.3 and 12d3-1 under the 1940 Act (as applicable), quarterly reports identifying material compliance matters relating to the Portfolio and any material changes to the Sub-Adviser's compliance program (including revisions to compliance policies and procedures in so far as they may relate to the Portfolio), fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determinations for securities or other instruments held by the Portfolio such as, among others, unlisted securities purchased pursuant to Rule 144A and 4(2) commercial paper, compliance with the Sub-Adviser's Code of Ethics, and such other procedures or requirements that the Adviser may reasonably request from time to time;

(l)

  make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Adviser and Sub-Adviser, either in person or, at the mutual convenience of the Board, the Adviser and the Sub-Adviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of the Portfolio;

(m)

  review draft reports to shareholders, registration statements or portions thereof that relate to the Portfolio or the Sub-Adviser and other documents provided by the Fund or the Adviser to the Sub Adviser with respect to the information therein that pertains to the Sub-Adviser or the services provided by the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub certifications on a timely basis as to the accuracy of the information contained in such reports or other documents;

(n)

  use no material, non-public information concerning portfolio companies that may be in its possession or the possession of any of its affiliates, nor will the Sub-Adviser seek to obtain any such information, in providing investment advice or investment management services to the Fund;

(o)

  promptly notify the Trust, the Adviser and the Board in the event that the Sub-Adviser or any of its affiliates becomes aware that the Sub-Adviser: (i) is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (ii) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (iii) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; or (iv) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust or the Adviser or their affiliates; or is involved in any pending litigation or administrative proceeding involving the affairs of the Trust or the Adviser brought against the Sub-Adviser or any of its management persons. The Sub-Adviser further agrees to notify the Trust and the Adviser promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Trust's Registration Statement, as amended and supplemented from time to time, regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Sub-Adviser will promptly notify the Trust, the Adviser and the Board if its chief executive officer or any member of the portfolio management team named in the Registration Statement for the Fund changes, or if there is an actual change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)( I)- 1 under the 1940 Act and Advisers Act, respectively;

(p)

  except as provided in Section 13, not disclose information regarding Portfolio characteristics, trading history, portfolio holdings, performance information or any other related information to any third-party, except in compliance with the Trust's policies on disclosure of portfolio holdings or as reflected in aggregated information concerning the Sub-Adviser's clients or accounts (e.g., composite performance), of which the Portfolio's information may be a component part, provided that the Portfolio's information is aggregated with such other clients' and accounts' information in such a way as to prevent anyone from identifying the information contributed by the Portfolio;

(q)

  provide the Adviser, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Adviser, the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Fund's Form N-CSRs and Form N-Qs;

(r)

  provide reasonable assistance (consistent with its internal policies) to the Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets of the Portfolio for which the Adviser, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser. This assistance includes (but is not limited to (i) designating and providing access to one or more employees of the Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board's Valuation Committee convenes; (ii) assisting the Adviser or the custodian in obtaining bids and offers or quotes from broker-dealers or market-makers with respect to securities held by the Fund upon the reasonable request of the Adviser or custodian; (iii) upon the request of the Adviser or the custodian, provide pricing information for fair valuations (which may include pricing information sourced from Sub-Adviser's back office service provider, if available); and (iv) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Adviser or the Trust upon request, with such records being deemed Fund records. The Sub-Adviser is not the accounting/pricing agent of the Fund and is not responsible for the pricing of the assets of the Portfolio and any information provided pursuant to this provision by the Sub-Adviser will be provided for information purposes only.

(s)

  not consult with any other investment sub-adviser of the Trust (if any), or with the sub- adviser to any other investment company (or separate series thereof) managed by the Adviser concerning the Fund's transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-l(a) and (b) under the 1940 Act, and, to the extent that multiple sub-advisers may be engaged to provide services to the Fund, the Sub-Adviser shall be responsible for providing investment advisory services only with respect to the Portfolio allocated to the Sub-Adviser by the Adviser; and

(t)   provide the Trust and the Adviser with a copy of its Form ADV as most recently filed with the SEC, notify the Adviser on a quarterly basis of any amendments to the Sub-Adviser's Form ADV and furnish a copy of such amendments to the Trust and the Adviser; and provide the Trust and the Adviser with a copy of its Form ADV Part 2A as updated from time to time.

The Sub-Adviser further agrees that it may perform any or all the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement. However, the Sub-Adviser may not retain the services of any entity that would be an "investment adviser", as that term is defined in the 1940 Act, to the Fund unless any agreement with such entity has been approved by (i) a majority of the Trust's Board of Trustees, including a majority of the Independent Trustees, and (ii) to the extent necessary, the vote of a majority of the outstanding voting securities of the Fund.

The Adviser will provide the Sub-Adviser with advance notice of any change in the Trust Instrument, the Fund's investment objectives, strategies, policies, limitations and restrictions as stated in the Registration Statement or in any procedures and policies adopoted by the Board and/or the Adviser, and the Sub-Adviser shall, in the performance of its duties and obligations under this Agreement, manage the Fund's portfolio investments in compliance with such changes, provided the Sub-Adviser has received prompt notice of the effectiveness of such changes from the Trust or the Adviser and has had sufficient opportunity to implement such changes. In performing its obligations under this Agreement, the Sub-Adviser may rely upon the Advisers compliance documents and information concerning the Fund's books and records and timely notice with respect to proxy voting and corporate actions provided to it by the Adviser, the custodian(s) or other agent(s) designated by the Adviser, and will not independently verify the accuracy or completeness of such information. The Sub-Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Adviser) will not be liable for any loss, claim or damages related to such reliance.

3.

Brokerage

The Sub-Adviser may place orders pursuant to its investment determinations for the Fund directly with the issuers of the securities, or with brokers or dealers selected by the Sub-Adviser. The Sub-Adviser may, in respect of the Portfolio, open and maintain brokerage accounts of all types on behalf of and in the name of the Fund. The Sub-Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable or appropriate. In selecting brokers or dealers to execute transactions on behalf of the Fund, the Sub-Adviser wilt use its best efforts to seek the best overall terms available under the circumstances in accordance with its best execution policy. In assessing the best overall terms available for the Fund transaction, the Sub-Adviser will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for the Trust that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser may cause the Fund to pay a broker dealer that furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Sub-Adviser to the Fund in compliance with Section 28(e) of the 1934 Act. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser's services to other clients. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws and regulations, the Sub-Adviser and its affiliates are authorized to effect portfolio transactions for the Fund and to retain brokerage commissions on such transactions. The Sub-Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for the Fund with orders for its other clients where: (i) such aggregation or bunching of orders is not inconsistent with the Fund's investment objectives, policies and procedures, (ii) the allocation of the securities so purchased or sold, as well as the allocation of expenses incurred in any such transaction, shall be made by the Sub-Adviser in a manner that complies with the Sub-Adviser's trade allocation policies and procedures approved by the Board and is fair and equitable in the judgment of the Sub-Adviser and is consistent with the Sub-Adviser's fiduciary obligations to the Fund and each of its other clients.

4.

Books, Records and Regulatory Filings

(a)

  The Sub-Adviser agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Sub-Adviser with respect to the Fund by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations. The Sub-Adviser further agrees that all such records that it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records upon request; provided, however, that the Sub-Adviser may retain copies of such records for the applicable periods they are required by law to be retained or in accordance with its internal record retention policy.

(b)

  The Sub-Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws, rules and regulations.

(c)

  The Sub-Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Sub-Adviser also shall make all required filings on Schedule 13D or 130 and Form I 3F (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) in respect of the Portfolio as may be required of the Fund due to the activities of the Sub-Adviser. The Sub-Adviser shall be the sole filer of Form 13F with respect to the Portfolio of the Fund.

5.

Class Action Filings

The Sub-Adviser is not responsible for monitoring the occurrence or status of, or taking action in respect of, legal claims affecting any securities held in the Account including class actions and bankruptcy claims, on behalf of the Trust.

6.

Standard of Care, Limitation of Liability and Indemnification

(a)

  The Sub-Adviser shall exercise its best judgment in rendering the services under this Agreement. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Adviser or the Fund, or affiliated persons of the Adviser or the Fund (collectively, the "Adviser Indemnitees") in connection with the matters to which this Agreement relates except a loss resulting from the Sub Adviser's willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement: provided. however, that nothing herein shall be deemed to protect or purport to protect the Sub Adviser against any liability to the Adviser lndemnitees for, and the Sub-Adviser shall indemnify and hold harmless the Adviser lndemnitees from, any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney's fees) to which any of the Adviser lndemnitees may become subject arising out of or resulting from (i) the Sub-Adviser causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund's current Registration Statement or the most current written guidelines, policies or instructions provided in writing by the Board or the Adviser, (ii) the Sub-Adviser's failure to meet its standard of care and thereby causing the Fund to fail to satisfy the requirements set forth in Section 2(i) hereof, (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, shareholder reports, advertisements, sales literature, or other materials pertaining to the Sub-Adviser or the Portfolio managed by the Sub Adviser or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to the Adviser or the Trust by the Sub-Adviser for use therein, or (iv) a breach of this Agreement by the Sub-Adviser. In addition, the Sub-Adviser shall indemnify and hold harmless the Trust and the Fund from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney's fees) to which either the Trust or the Fund may become subject directly arising out of or resulting from a breach of fiduciary duty by the Sub-Adviser under Section 36(b) of the 1940 Act with respect to the receipt of compensation for its services under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or the Fund may have under federal or state securities laws.

(b)

  The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument or other organizational document of the Trust and agrees that any obligations of the Trust or the Fund arising in connection with this Agreement shall be limited in all cases to the Fund and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from any other fund of the Trust or the shareholders or any individual shareholder of the Fund. Nor shall the Sub Adviser seek satisfaction of any such obligation from the trustees of the Trust (each, a "Trustee" and, together, the "Trustees") or any individual Trustee or any officers.

(c)

  As used in this Section 6(a)(i)-(iv), the term "Sub-Adviser" shall include any officers, directors, employees, independent contractors or other affiliates of the Sub-Adviser performing services with respect to the Fund (it being understood that only the Sub-Adviser is obligated to provide indemnification hereunder).

(d)

  The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney's fees) to which the Sub-Adviser may become subject directly arising out of or resulting from, the Adviser's willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(e)

  No indemnified party shall seek indemnification hereunder with respect to any liability, compromise or settlement of any claim, action or proceeding that was conceded, compromised or settled without first having given the indemnifying party reasonable prior notice, to the extent possible under the circumstances, of such proposed concession, compromise or settlement and an opportunity to discuss such proposed concession, compromise or settlement with the indemnified party.

7.

Compensation

The Sub-Adviser shall be compensated for the services rendered pursuant to this Agreement in accordance with the terms set forth on Schedule A attached hereto.

8.

Expenses

The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement, excluding those costs of the Fund associated with brokerage activities. The Sub-Adviser shall bear all expenses and costs of the Trust (including reasonable attorney's fees), if any, arising out of a termination or possible termination of this Agreement as a result of an assignment caused by a change of control or management of the Sub-Adviser, including the preparation and mailing of an information statement to shareholders pursuant to a "manager-of-managers" exemptive order from the SEC, or the preparation, mailing, solicitation and other costs associated with the use of a proxy statement relating to a shareholder vote in respect of a new sub-advisory agreement. The foregoing obligations of the Sub-Adviser shall apply in any circumstance in which the Adviser, in consultation with internal or outside counsel to the Trust, deems that an actual assignment of this Agreement has or may occur, and determines that an information statement should be used, or a vote of shareholders should be obtained, as the case may be.

9.

Services to Other Companies or Accounts

The investment advisory services of the Sub-Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar those of the Fund) and to engage in other activities, provided that such other services and activities do not interfere with or impair the Sub-Adviser's ability to fulfill its duties and obligations under this Agreement. If the Sub Adviser provides any advice to its clients concerning investment in the shares of the Fund, the Sub-Adviser shall act solely for such clients in that regard and not in any way on behalf of the Adviser, the Trust or the Fund.

10.

Compliance Matters

(a)

  The Sub-Adviser understands and agrees that it is a "service provider" to the Trust as contemplated by Rule 38a-l under the 1940 Act. As such, the Sub-Adviser agrees to cooperate fully with the Adviser and the Trust and its Trustees and officers, including the Fund's CCO, with respect to (i) any and all compliance-related matters, and (ii) the Trust's efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the "federal securities laws" (as that term is defined by Rule 38a-l) by the Trust, the Adviser and the Sub Adviser. In this regard, the Sub-Adviser shall:

(1)

 submit to the Board for its consideration and approval, prior to the effective date of this Agreement, applicable policies and procedures of the Sub-Adviser's compliance program, it being understood that the Sub Adviser's obligation under Section 2(e) of this Agreement to vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Portfolio may be invested shall be subject to the fulfillment of the condition that the Board approve the Sub Adviser's proxy voting policies and procedures;

(2)

submit annually (and at such other times as the Trust may reasonably request) to the Fund's CCO and the Adviser for consideration by the Board, a report discussing the adequacy and effectiveness of the Sub-Adviser's compliance program, and fully describing any material amendments to such compliance program since the most recent such report;

(3)   provide periodic reports, certifications and information concerning the Sub- Adviser's compliance program in such form as the Adviser may reasonably request, including, but not limited to, the following;

(i)

Quarterly Compliance Certifications, including any required attachments, no later than the tenth (10th) business day after each calendar quarter;

(ii)

Annual Survey to Sub-Advisers, including any required attachments, as specified in QI each year; and

(iii)

Annual Report on Code of Ethics Matters, including any required attachments, no later than the fifteenth (15th) business day of October each year.

(4)

provide the Adviser and the Trust and its Trustees and officers with reasonable access to information regarding the Sub-Adviser's compliance program, which access shall include on-site visits with the Sub-Adviser as may be reasonably requested from time to time;

(5)

permit the Adviser and the Trust and its Trustees and officers to maintain an active working relationship with the Sub-Adviser's compliance personnel by, among other things, providing the Adviser and the Fund's CCO and other officers with a specified individual within the Sub-Adviser's organization to discuss and address compliance-related matters;

(6)

provide the Adviser and its chief compliance officer and the Trust and its Trustees and officers, including the Fund's CCO, with such certifications as may be reasonably requested; and

(7)

reasonably cooperate with any independent registered public accounting firm engaged by the Trust, ensure that all reasonably necessary information and the appropriate personnel are made available to such independent registered public accounting firm, to support the expression of the independent registered public accounting firm's opinion, and each year provide the Adviser and such independent registered public accounting firm with a copy of the most recent SOC I Report prepared by the Sub-Adviser's independent auditors regarding the Sub-Adviser's internal controls; this report shall be prepared pursuant to SSAE 16.

(b)

  The Sub-Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act.

(c)

  Notwithstanding anything to the contrary herein, the Adviser acknowledges that Sub- Adviser is not the compliance agent for the Trust or for the Adviser, and does not have access to all of the Trust's books and records necessary to perform certain compliance testing. Any of the Sub-Adviser's agreement to perform the services in this Section IO or elsewhere in this Agreement is subject to the understanding that the Sub-Adviser shall perform such services based upon its books and records with respect to the Portfolio.

11.  Duration and Termination

(a)

  This Agreement shall be effective immediately as of the date set forth above and shall continue year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the Trustees or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Trustees who are neither (A) parties to this Agreement nor (B) "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

(b)

  This Agreement is terminable with respect to the Fund, without penalty, on sixty (60) days' written notice to the Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a "majority" (as defined in the 1940 Act) of the shares of the Fund or (ii) by the Adviser. This Agreement is terminable with respect to the Fund, without penalty, by the Sub-Adviser upon ninety

(90) days' written notice to the Adviser and the Trust. In addition, this Agreement will terminate with respect to the Fund in the event of the termination of the Advisory Agreement with respect to the Fund upon notice to the Sub-Adviser. This Agreement will be terminated automatically in the event of its "assignment" (as defined in the 1940 Act).

(c)

  In the event of a termination of this Agreement for any reason with respect to the Fund, the Sub-Adviser shall reasonably cooperate with any transition manager or successor investment sub-adviser and with the Adviser in transitioning the management of the Portfolio to one or more new sub-advisers or to the Adviser, including, without limitation, providing the transition manager, at such intervals as the transition manager may reasonably request, with a list of holdings for the Portfolio and such other information as required by the transition management agreement, into which the Adviser and the transition manager will, at that time, enter. The Sub-Adviser shall deliver to Adviser all periodic compliance reports, certifications and information applicable to the period of Sub-Adviser's services provided under this Agreement, including annual compliance reports and certifications.

(d)

  Termination of this Agreement shall not affect the rights or obligations of the Adviser, the Adviser Indemnitees and the Sub-Adviser under Section 6 of this Agreement.

12.

Use of Name

(a)

  The Sub-Adviser hereby consents to the use of its name and the names of its affiliates in the Fund's disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Adviser shall furnish to the Sub-Adviser for approval shareholder communications, advertising, sales literature and similar communications prepared for distribution to shareholders of the Fund or the public, which make reference to or use the name of the Sub-Adviser or any of its affiliates, prior to the use thereof (which approval shall not be unreasonably withheld). Notwithstanding the foregoing, the Adviser shall be permitted to use any such materials if the Sub-Adviser does not reasonably object in writing within five (5) business days after receiving such materials. The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Trust, the Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Trust and the Adviser.

(b)

  It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

13.

Confidential Information

(a) Each party agrees that it will treat confidentially all information provided by any other party (the "Discloser") regarding the Discloser's businesses and operations, including without limitation the investment activities or holdings of the Portfolio or the Fund that (i) is marked confidential (or with other similar notation) or (ii) would be considered confidential by investment professional, acting reasonably ("Confidential Information"). All Confidential Information provided by the Discloser shall be used only by the other party hereto (the "Recipient") solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for employees, brokers/dealers/counterparties, attorneys, accountants and other advisers/service providers of the Recipient and its affiliates on a need-to-know basis and solely for the purpose of rendering services under this Agreement (or for a specific business purpose in managing the Adviser's business) who are under a duty or contract of confidentiality,

(b) Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of this Agreement; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

(c) In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser's Confidential Information, the Recipient will, if permitted by law or regulator, give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information. In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed. All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

(e) Notwithstanding the foregoing, neither the Trust, Adviser, nor any of their affiliates or any third party to whom such information is disclosed hereunder, will use the following Confidential Information for any purpose other than for providing services under this Agreement (and in no event for external commercial benefit): Account holdings, trades and performance data, as well as information and data relating to the Sub-Adviser's investment process, investment models, portfolio analysis, shared with the Trust or Adviser from time to time (including monthly, quarterly and/or annual reports and statements).

(f)  The Sub-Adviser may also disclose the existence of this Agreement and information about the Portfolio and its management to its bankers, advisers and others who have a confidential relationship (through duty or contract) with the Sub-Adviser and need to know such information in the course of their business with the Sub-Adviser.

14.

Amendment

This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations, as modified or interpreted by any applicable order, exemptive relief or interpretative release issued by the SEC.

15.

Notices

All notices, instructions, directions, demands, waivers, amendments, advice, reports or other communications specified hereunder shall be provided in writing, by facsimile or by email. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to theTrust:

   Fidelity Rutland Square Trust II

245 Summer Street

Boston, MA 02210

Attn.: Chief Legal Officer

Email:john.hitt@fmr.com

If to theAdviser:

Strategic Advisers LLC

245 Summer Street

Boston, MA 02210

Attn.: Chief Operating Officer

Email:stephanie.caron@fmr.com

With Copy to:

Strategic Advisers LLC

245 Summer Street

Boston, MA 02210

Attn.:VicePresident, PortfolioServices

Email: richard.cocivera@fmr.com

If to the Sub-Adviser:

Arrowstreet Capital, Limited Partnership

200 Clarendon Street

30thFloor

Boston, MA 02116

Attn: Legal Department

Email: regcompliance@arrowstreetcapital.com

16.                  Miscc11ancous

(a)               ThisAgreementconstitutes thefullandcompleteagreementofthepartiesheretowith respecttothesubjectmatter hereof.

(b)              TitlesorcaptionsofsectionsinthisAgreementareinsertedonlyasamatterofconvenience andforreference, and innowaydefine, limit,extend ordescribe thescope ofthisAgreement ortheintent ofany provisions thereof.

(c)               ThisAgreementmay beexecutedinseveralcounterparts, allofwhichtogethershallforall purposesconstituteoneAgreement, bindingonall theparties.

(d)               ThisAgreementandtherightsandobligationsofthepartieshereundershallbegoverned by, and interpreted, construed and enforced in accordance with the laws of The Commonwealth of Massachusetts,withoutgivingeffecttothechoiceoflawsprovisionsofthatoranyotherjurisdiction.To theextentthattheapplicable lawsofTheCommonwealthofMassachusettsconflictwiththeapplicable provisions of the 1940 Act, the latter shall control. The parties irrevocably consent to submit to the jurisdictionofanyfederalorstatecourtsittinginTheCommonwealthofMassachusetts.

(e)                Ifanyprovision ofthisAgreementshall beheldormade invalid byacourtdecision,statute, ruleorotherwise, the remainder of this Agreement shall not beaffected hereby and,tothisextent, the provisionsofthisAgreement shall bedeemed tobeseverable.

(f)                 Notwithstandinganything herein to the contrary, theSub-Adviser shall bean independent contractor.NothinghereinshallbeconstruedasconstitutingtheSub-AdviserasanagentoftheAdviser, theTrustortheFund,excepttotheextentexpresslyauthorizedbythisAgreement.

[Theremainderoft/tispageisintentionallyleftblank.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

ARROWSTREET CAPITAL, LIMITED PARTNERSHIP

By: Arrowstreet Capital GP, LLC, its general partner

By: Arrowstreet Capital Holding LLC, its sole member

By: /s/ Anthony W. Ryan
       Name:Anthony W. Ryan

Title:  ChiefOperatingOfficer

STRATEGICADVISERSLLC

By:/s/ Stephanie Caron
Name:Stephanie Caron

Title:ChiefOperatingOfficer

FIDELITY RUTLAND SQUARE TRUST II

By:/s/ Adrien Deberghes
Name:Adrien Deberghes

Title:Treasurer